Exhibit 99.1

Bristol-Myers Squibb Reports Second Quarter 2014 Financial Results

•	Posts Second Quarter GAAP EPS of $0.20 and Non-GAAP EPS of $0.48

•	Achieves Important Regulatory Milestones across Portfolio

◦	Approval for Daklinza+Sunvepra Dual Regimen in Japan

◦	Positive Advisory Opinions for Daklinza and Eliquis in Europe

◦	Plans for Third Quarter Submission of a Biologics License Application in the U.S. for
Opdivo for Previously Treated Advanced Melanoma

•	Announces Strategic Immuno-Oncology Collaboration with Ono Pharmaceutical Co., Ltd.

•	Adjusts 2014 GAAP EPS Guidance Range to $1.50-$1.60 and Confirms Non-GAAP EPS Guidance Range of $1.70-$1.80

NEW YORK (July 24, 2014) - Bristol-Myers Squibb Company (NYSE:BMY) today reported financial results for the second quarter of 2014, which was highlighted by strong global sales for the company’s key brands; the achievement of important regulatory milestones for key brands in Japan, Europe and the U.S.; a new strategic immuno-oncology collaboration agreement with Ono Pharmaceutical Co., Ltd.; and the initiation of several research collaborations that will strengthen the company’s leadership position in immuno-oncology. In addition, the company adjusted 2014 GAAP guidance and confirmed 2014 non-GAAP guidance.
“During the second quarter we delivered strong financial and operating results, invested in key business development opportunities, and achieved important regulatory milestones for products in HCV and immuno-oncology,” said Lamberto Andreotti, chief executive officer, Bristol-Myers Squibb. “These results reflect the promise of our late-stage pipeline, the strong performance of our in-line products and the continued success of our strategy in driving growth for the company.”

	Second Quarter
$ amounts in millions, except per share amounts
	2014	2013	Change
Total Revenues	$3,889	$4,048	(4)%
GAAP Diluted EPS	0.20	0.32	(38)%
Non-GAAP Diluted EPS	0.48	0.44	9%

SECOND QUARTER FINANCIAL RESULTS

•
Bristol-Myers Squibb posted second quarter 2014 revenues of $3.9 billion, a decrease of 4% compared to the same period a year ago. Excluding the divested Diabetes Alliance, global revenues increased 7%.

•	U.S. revenues decreased 7% to $1.9 billion in the quarter compared to the same period a year ago. International revenues decreased 1% to $2.0 billion.

•	Gross margin as a percentage of revenues was 74.5% in the quarter compared to 72.6% in the same period a year ago.

•	Marketing, selling and administrative expenses decreased 9% to $951 million in the quarter.

•	Advertising and product promotion spending decreased 14% to $187 million in the quarter.

•	Research and development expenses increased 49% to $1.4 billion in the quarter and included impairment and acquisition-related charges of $458 million.

•
The effective tax rate on earnings before income taxes was 25.4% in the quarter, compared to 0% in the second quarter last year. Income taxes in the second quarter last year reflect a more favorable earnings mix between high and low tax jurisdictions, primarily driven by specified items.

•	The company reported net earnings attributable to Bristol-Myers Squibb of $333 million, or $0.20 per share, in the quarter compared to $536 million, or $0.32 per share, a year ago.

•
The company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $798 million, or $0.48 per share, in the second quarter, compared to $730 million, or $0.44 per share, for the same period in 2013. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $11.1 billion, with a net cash position of $3.3 billion, as of June 30, 2014.

SECOND QUARTER PRODUCT AND PIPELINE UPDATE

Bristol-Myers Squibb’s global sales in the second quarter included Eliquis, which grew by $159 million, Yervoy, which grew 38%, Sprycel, which grew 18%, and Orencia, which grew 14%.

Daklinza+Sunvepra

•
In July, the company announced that the Japanese Ministry of Health, Labor and Welfare has approved Daklinza (daclatasvir), the company’s potent, pan-genotypic NS5A replication complex inhibitor (in vitro), and Sunvepra (asunaprevir), the company’s NS3/4A protease inhibitor. The approvals are Japan’s first for an all-oral, interferon- and ribavirin-free treatment regimen for patients with genotype 1 chronic hepatitis C virus infection, particularly those with compensated cirrhosis. The Daklinza+Sunvepra Dual Regimen provides a new treatment alternative that can lead to cure for many patients in Japan who currently have no treatment options. Daklinza and Sunvepra are expected to be commercially available in Japan in early September.

•
In June, the company announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency has adopted a positive opinion recommending that Daklinza be granted approval for use in combination with other medicinal products for the treatment of chronic hepatitis C virus infection in adults. This is the first positive opinion given by the CHMP for an NS5A inhibitor. It will now be reviewed by the European Commission (EC), which has the authority to approve medicines for all European Union (EU) member states plus Iceland and Norway.

•
In April, the company announced the submission of New Drug Applications (NDAs) for Daklinza and Sunvepra to the U.S. Food and Drug Administration (FDA). The data submitted in the NDAs support use of the Daklinza+Sunvepra Dual Regimen in patients with genotype 1b hepatitis C. The Daklinza NDA also seeks approval for use of this compound in combination with other agents for multiple genotypes. The FDA accepted the submissions for filing and assigned both submissions priority review with a user fee goal date of November 30, 2014.

Opdivo

•
In July, the company announced that, following discussions with the FDA, the company is planning a third quarter submission of a Biologics License Application (BLA) for Opdivo (nivolumab) for previously treated advanced melanoma. This will mark the second tumor type for which Bristol-Myers Squibb has a regulatory submission under way for Opdivo in the U.S. In April, the company initiated a rolling BLA submission for Opdivo in third-line squamous cell non-small cell lung cancer (NSCLC). The company expects to complete the first submission by the end of the year.

•
In June, the company announced that a randomized, blinded comparative Phase III study evaluating Opdivo versus dacarbazine in patients with previously untreated BRAF wild-type advanced melanoma (CheckMate -066) was stopped early because an analysis conducted by the independent Data Monitoring Committee showed evidence of superior overall survival in patients receiving Opdivo compared to the control arm.

•
Also in June, at the American Society of Clinical Oncology (ASCO) meeting in Chicago, the company announced results from several clinical trials for Opdivo, both as monotherapy and in combination with Yervoy, in advanced cancers of the lungs, skin and kidneys. Bristol-Myers Squibb is at the forefront of research and discovery in the field of immuno-oncology and these data add to the growing body of research from its leading immuno-oncology pipeline, further supporting the scientific rationale for the potential of these checkpoint inhibitors as single agents or as part of a combination regimen.

•
In May, the FDA granted Opdivo Breakthrough Therapy Designation for the treatment of patients with Hodgkin lymphoma after failure of autologous stem cell transplant and brentuximab. The designation is based on data from a cohort of patients with Hodgkin lymphoma in the company’s ongoing Phase Ib study of relapsed and refractory hematological malignancies.

Eliquis

•
In July, the company and its partner, Pfizer, announced that the first patient has enrolled in a Phase IV clinical trial assessing the effectiveness and safety of Eliquis in patients with nonvalvular atrial fibrillation undergoing cardioversion.

•
In June, the company and its partner, Pfizer, announced that CHMP has adopted a positive opinion recommending that Eliquis be granted marketing authorization for the treatment of deep vein thrombosis (DVT) and pulmonary embolism (PE), and the prevention of recurrent DVT and PE, in adults. The CHMP’s positive opinion will now be reviewed by the EC, which has the authority to approve medicines for all EU member states plus Iceland and Norway.

Elotuzumab

•
In May, the company and its partner, AbbVie, announced that the FDA has granted elotuzumab, an investigational humanized monoclonal antibody, Breakthrough Therapy Designation for use in combination with lenalidomide and dexamethasone for the treatment of multiple myeloma in patients who have received one or more prior therapies. The designation is based on findings from a randomized Phase II, open-label study that evaluated two dose levels of elotuzumab in combination with lenalidomide and low-dose dexamethasone in previously-treated patients, including the 10 mg/kg dose that is being studied in Phase III trials.

Yervoy

•
In June, at the ASCO meeting in Chicago, the company announced results from a Phase III randomized, double-blind study demonstrating that Yervoy 10 mg/kg (n=475) significantly improved recurrence-free survival (RFS, the length of time before recurrence or death) vs. placebo (n=476) for patients with Stage 3 melanoma who are at high risk of recurrence following complete surgical resection, an adjuvant setting. A 25% reduction in the risk of recurrence or death was observed. At three years, an estimated 46.5% of patients treated with Yervoy were free of disease recurrence compared to an estimated 34.8% of patients on placebo. The median RFS was 26.1 months for Yervoy vs. 17.1 months for placebo, with a median follow-up of 2.7 years.

Orencia

•
In June, at the European League Against Rheumatism meeting in Paris, the company presented data from the Phase IIIb AVERT trial showing that treatment with Orencia, a T-cell co-stimulation modulator, in combination with methotrexate (MTX) achieved significantly higher rates of DAS-defined (DAS28 CRP <2.6) remission at 12 months than treatment with standard of care agent MTX (60.9% vs. 45.2%, respectively), in biologic and MTX-naïve patients with early active rheumatoid arthritis (RA). A small but statistically significantly higher number of patients treated with Orencia plus MTX, versus MTX alone, for 12 months maintained remission 6 months after all RA treatment, including Orencia, MTX or steroids, was withdrawn.

Baraclude

•
In June, the U.S. Court of Appeals for the Federal Circuit denied the company’s appeal of a February 2013 ruling by the U.S. District Court for the District of Delaware that found invalid the patent covering Baraclude (U.S. patent 5,206,244). In July, the company filed a petition for an en banc rehearing of the case by the full U.S. Court of Appeals.

SECOND QUARTER BUSINESS DEVELOPMENT UPDATE

•
In July, the company and Ono Pharmaceutical Co., Ltd., signed a collaboration agreement to jointly develop and commercialize Opdivo, Yervoy and three immunotherapy agents in early clinical development as single agents and combination regimens in Japan, South Korea and Taiwan. Also in July, Ono announced that Opdivo received manufacturing and marketing approval in Japan for the treatment of unresectable melanoma. Opdivo is the first PD-1 immune checkpoint inhibitor to receive regulatory approval anywhere in the world.

•
In June, the company and Syngene International announced a five-year extension of their drug discovery and development collaboration at the Biocon Bristol-Myers Squibb Research Center in Bangalore, India.

•
In May, the company announced a clinical trial collaboration with Incyte Corporation to evaluate the safety, tolerability and preliminary efficacy of a combination regimen of Opdivo and INCB24360, Incyte’s oral indoleamine dioxygenase-1 inhibitor, in a Phase I/II study.

•
In May, the company also announced a clinical trial collaboration with Celldex Therapeutics to evaluate the safety, tolerability and preliminary efficacy of Opdivo and varlilumab, Celldex’s CD27 targeting investigational antibody, in a Phase I/II study. Multiple tumor types will be explored in the study, which could potentially include NSCLC, metastatic melanoma, ovarian, colorectal and squamous cell head and neck cancers.

•
In May, the company and CytomX Therapeutics announced a worldwide research collaboration and license agreement to discover, develop and commercialize novel therapies against multiple immuno-oncology targets using CytomX’s proprietary Probody™ Platform.

SECOND QUARTER RESEARCH & DEVELOPMENT UPDATE

•
In June, the company announced a collaboration with Duke University, through its Duke Clinical Research Institute (DCRI), that will focus on clinical trial transparency. The company will expand access to a broader set of clinical trial information from in-scope company-sponsored studies and enable an independent scientific review through DCRI of requests from researchers that meet pre-specified requirements.

2014 FINANCIAL GUIDANCE

Bristol-Myers Squibb is adjusting its 2014 GAAP EPS guidance range from $1.70-$1.80 to $1.50-$1.60 as a result of impairment and expected additional restructuring charges. The company is also confirming its non-GAAP EPS guidance range of $1.70-$1.80. Both GAAP and non-GAAP guidance assume current exchange rates and that we retain exclusivity on Baraclude sales in the U.S. at least through the end of 2014. Key 2014 non-GAAP line-item guidance assumptions remain unchanged.

The financial guidance for 2014 does not include the impact of any potential strategic acquisition and divestitures, or any specified items that have not yet been identified and quantified. The non-GAAP 2014 guidance also excludes specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

Use of Non-GAAP Financial Information
This press release contains non-GAAP financial measures, including non-GAAP earnings and related earnings per share information. These measures are adjusted to exclude certain costs, expenses, significant gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: restructuring and other exit costs; accelerated depreciation charges; IPRD and asset impairments; charges and recoveries relating to significant legal proceedings; upfront, milestone and other payments for in-licensing of products that have not achieved regulatory approval which are immediately expensed; net amortization of acquired intangible assets and deferred income related to Amylin; pension settlement charges; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. Non-GAAP financial measures provide the company and its investors with an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s ongoing results. The company uses non-GAAP gross profit, non-GAAP marketing, selling and administrative expense, non-GAAP research and development expense, and non-GAAP other income and expense measures to set internal budgets, manage costs, allocate resources, and plan and forecast future periods. Non-GAAP effective tax rate measures are primarily used to plan and forecast future periods.

Non-GAAP earnings and earnings per share measures are primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

Statement on Cautionary Factors
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, effects of the continuing implementation of governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies which take into account assumptions about the continued extension of the R&D tax credit, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its business strategy, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the compounds will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit http://www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.
There will be a conference call on July 24, 2014, at 10:30 a.m. EDT during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or by dialing 913-312-6681, confirmation code: 3903092. Materials related to the call will be available at the same website prior to the conference call.
For more information, contact: Laura Hortas, 609-252-4587, laura.hortas@bms.com, Communications; John Elicker, 609-252-4611, john.elicker@bms.com, Ranya Dajani, 609-252-5330, ranya.dajani@bms.com, or Ryan Asay, 609-252-5020, ryan.asay@bms.com, Investor Relations.

BRISTOL-MYERS SQUIBB COMPANY
SELECTED PRODUCTS
FOR THE THREE MONTHS ENDED JUNE 30, 2014 AND 2013
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2014	2013	% Change	2014	2013	% Change
Three Months Ended June 30,
Key Products
Virology
Baraclude	$369	$371	(1)%	$84	$73	15%
Reyataz	362	431	(16)%	168	200	(16)%
Sustiva Franchise	361	411	(12)%	266	275	(3)%
Oncology
Erbitux(a)	186	171	9%	178	168	6%
Sprycel	368	312	18%	163	135	21%
Yervoy	321	233	38%	173	140	24%
Neuroscience
Abilify(b)	555	563	(1)%	417	378	10%
Immunoscience
Orencia	402	352	14%	254	238	7%
Cardiovascular
Eliquis	171	12	**	94	5	**

Diabetes Alliance	27	438	(94)%	—	320	(100)%

Mature Products and All Other	767	754	2%	104	113	(8)%

Total	3,889	4,048	(4)%	1,901	2,045	(7)%

Total Excluding Diabetes Alliance	3,862	3,610	7%	1,901	1,725	10%

**	In excess of 100%

(a)	Erbitux is a trademark of ImClone LLC. ImClone LLC is a wholly-owned subsidiary of Eli Lilly and Company.
(b)	Abilify is a trademark of Otsuka Pharmaceutical Co., Ltd.

BRISTOL-MYERS SQUIBB COMPANY
SELECTED PRODUCTS
FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2014	2013	% Change	2014	2013	% Change
Six Months Ended June 30,
Key Products
Virology
Baraclude	$775	$737	5%	$154	$141	9%
Reyataz	706	792	(11)%	344	393	(12)%
Sustiva Franchise	680	798	(15)%	494	526	(6)%
Oncology
Erbitux	355	333	7%	336	326	3%
Sprycel	710	599	19%	308	250	23%
Yervoy	592	462	28%	319	299	7%
Neuroscience
Abilify	1,095	1,085	1%	742	706	5%
Immunoscience
Orencia	765	672	14%	483	452	7%
Cardiovascular
Eliquis	277	34	**	155	22	**

Diabetes Alliance	206	796	(74)%	114	612	(81)%

Mature Products and All Other	1,539	1,571	(2)%	217	289	(25)%

Total	7,700	7,879	(2)%	3,666	4,016	(9)%

Total Excluding Diabetes Alliance	7,494	7,083	6%	3,552	3,404	4%

**	In excess of 100%

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net product sales	$2,770	$3,024	$5,577	$5,981
Alliance and other revenues	1,119	1,024	2,123	1,898
Total Revenues	3,889	4,048	7,700	7,879

Cost of products sold	991	1,108	1,959	2,171
Marketing, selling and administrative	951	1,042	1,908	2,036
Advertising and product promotion	187	218	350	407
Research and development	1,416	951	2,362	1,881
Other (income)/expense	(104)	199	(312)	180
Total Expenses	3,441	3,518	6,267	6,675

Earnings Before Income Taxes	448	530	1,433	1,204
Provision for Income Taxes	114	—	163	51

Net Earnings	334	530	1,270	1,153
Net Earnings/(Loss) Attributable to Noncontrolling Interest	1	(6)	—	8
Net Earnings Attributable to BMS	$333	$536	$1,270	$1,145

Earnings per Common Share
Basic	$0.20	$0.33	$0.77	$0.70
Diluted	$0.20	$0.32	$0.76	$0.69

Average Common Shares Outstanding:
Basic	1,657	1,644	1,655	1,641
Diluted	1,669	1,660	1,668	1,658

Other (Income)/Expense

Interest expense	$46	$50	$100	$100
Investment income	(28)	(28)	(51)	(53)
Provision for restructuring	16	173	37	206
Litigation charges/(recoveries)	(20)	(22)	9	(22)
Equity in net income of affiliates	(33)	(50)	(69)	(86)
Gain on sale of product lines, businesses and assets	7	—	(252)	(1)
Other alliance and licensing income	(144)	(32)	(252)	(89)
Pension curtailments, settlements and special termination benefits	45	101	109	101
Other	7	7	57	24
Other (income)/expense	$(104)	$199	$(312)	$180

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013
(Unaudited, dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Accelerated depreciation, asset impairment and other shutdown costs	$39	$—	$84	$—
Amortization of acquired Amylin intangible assets	—	137	—	275
Amortization of Amylin alliance proceeds	—	(67)	—	(134)
Amortization of Amylin inventory adjustment	—	—	—	14
Cost of products sold	39	70	84	155

Marketing, selling and administrative*	3	1	6	2

Upfront, milestone and other payments	148	—	163	—
IPRD impairments	310	—	343	—
Research and development	458	—	506	—

Provision for restructuring	16	173	37	206
Gain on sale of product lines, businesses and assets	12	—	(247)	—
Pension curtailments, settlements and special termination benefits	45	99	109	99
Acquisition and alliance related items	17	(10)	33	(10)
Litigation charges/(recoveries)	(23)	(23)	2	(23)
Loss on debt redemption	—	—	45	—
Upfront, milestone and other licensing receipts	—	—	—	(14)
Other (income)/expense	67	239	(21)	258

Increase to pretax income	567	310	575	415
Income tax on items above	(102)	(116)	(281)	(151)
Increase to net earnings	$465	$194	$294	$264

* Specified items in marketing, selling and administrative are process standardization implementation costs.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO CERTAIN GAAP LINE ITEMS
FOR THE THREE MONTHS ENDED JUNE 30, 2014 AND 2013
(Unaudited, dollars in millions)

Three months ended June 30, 2014	GAAP	Specified Items*	Non GAAP
Gross Profit	$2,898	$39	$2,937
Marketing, selling and administrative	951	(3)	948
Research and development	1,416	(458)	958
Other (income)/expense	(104)	(67)	(171)
Effective Tax Rate	25.4%	(4.1)%	21.3%

Three months ended June 30, 2013	GAAP	Specified Items*	Non GAAP
Gross Profit	$2,940	$70	$3,010
Marketing, selling and administrative	1,042	(1)	1,041
Research and development	951	—	951
Other (income)/expense	199	(239)	(40)
Effective Tax Rate	—	13.8%	13.8%

*	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO CERTAIN GAAP LINE ITEMS
FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013
(Unaudited, dollars in millions)

Six Months Ended June 30, 2014	GAAP	Specified Items*	Non GAAP
Gross Profit	$5,741	$84	$5,825
Marketing, selling and administrative	1,908	(6)	1,902
Research and development	2,362	(506)	1,856
Other (income)/expense	(312)	21	(291)
Effective Tax Rate	11.4%	10.7%	22.1%

Six Months Ended June 30, 2013	GAAP	Specified Items*	Non GAAP
Gross Profit	$5,708	$155	$5,863
Marketing, selling and administrative	2,036	(2)	2,034
Research and development	1,881	—	1,881
Other (income)/expense	180	(258)	(78)
Effective Tax Rate	4.2%	8.3%	12.5%

*	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF NON-GAAP EPS TO GAAP EPS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Earnings Attributable to BMS used for Diluted EPS Calculation - GAAP	$333	$536	$1,270	$1,145
Less Specified Items*	465	194	294	264
Net Earnings used for Diluted EPS Calculation – Non-GAAP	$798	$730	$1,564	$1,409

Average Common Shares Outstanding – Diluted	1,669	1,660	1,668	1,658

Diluted Earnings Per Share — GAAP	$0.20	$0.32	$0.76	$0.69
Diluted EPS Attributable to Specified Items	0.28	0.12	0.18	0.16
Diluted Earnings Per Share — Non-GAAP	$0.48	$0.44	$0.94	$0.85

*	Refer to the Specified Items schedule for further details.

BRISTOL-MYERS SQUIBB COMPANY
NET CASH/(DEBT) CALCULATION
AS OF JUNE 30, 2014 AND MARCH 31, 2014
(Unaudited, dollars in millions)

	June 30, 2014	March 31, 2014
Cash and cash equivalents	$4,282	$5,225
Marketable securities - current	2,893	1,834
Marketable securities - long term	3,876	3,558
Cash, cash equivalents and marketable securities	11,051	10,617
Short-term borrowings and current portion of long-term debt	(365)	(281)
Long-term debt	(7,372)	(7,367)
Net cash position	$3,314	$2,969